Exhibit 5.1

PRIVILEGED AND STRICTLY CONFIDENTIAL Immatics N.V. Paul-Ehrlich-Straße 15 72076 Tübingen, Federal Republic of Germany	CMS Derks Star Busmann N.V. Atrium | Parnassusweg 737 NL-1077 DG Amsterdam P.O. Box 94700 NL-1090 GS Amsterdam
Bank account (Stichting Derdengelden)
Iban: NL31 RABO 0103 3545 49
Swift/bic: RABONL2U

T +31 20 301 63 01
I cms.law

Subject:	Immatics N.V.	2 August 2021

Dear Sirs,

We have acted as Dutch legal counsel to Immatics N.V., a public company with limited liability (naamloze vennootschap) of Amsterdam, the Netherlands (the "Company") in respect of certain matters of Dutch law in connection with the filing of a registration statement on Form F-3 (the "Registration Statement") with the United States Securities and Exchange Commission. The Registration Statement describes the registration of ordinary shares in the capital of the Company with a nominal value of EUR 0.01 (the "Ordinary Shares") and includes (i) Ordinary Shares having an aggregate offering price of up to $100,000,000 from time to time that will be offered through the sales agent pursuant to the Registration Statement, (ii) Ordinary Shares registered pursuant to the Registration Statement, and (iii) Ordinary Shares issuable pursuant to the conversion, exchange, exercise or those pursuant to the terms of debt securities, warrants, subscription rights, purchase contracts and units registered pursuant to the Registration Statement (together the "Registration Shares").

We do not express any opinion in relation to the content of the Registration Statement.

All services are rendered under an agreement of instruction with CMS Derks Star Busmann N.V., with registered office in Amsterdam, the Netherlands. This agreement is subject to the General Conditions of CMS Derks Star Busmann N.V., which have been filed with the registrar of the District Court Amsterdam, the Netherlands, under no. 84/2020 and which contain a limitation of liability. These terms have been published on the website cms.law and will be provided upon request. CMS Derks Star Busmann N.V. is a company with limited liability under the laws of the Netherlands and is registered in the Netherlands with the trade register under no. 30201194 and in Belgium with the RPR Brussels under no. 0877.478.727. The VAT number of CMS Derks Star Busmann N.V. for the Netherlands is NL8140.16.479.B01 and for Belgium BE 0877.478.727.
CMS Derks Star Busmann is a member of CMS, the organisation of European law firms. In certain circumstances, CMS is used as a brand or business name of, or to refer to, some or all of the member firms or their offices. Further information can be found at www.cms.law.
CMS offices and associated offices: Aberdeen, Algiers, Amsterdam, Antwerp, Barcelona, Beijing, Belgrade, Berlin, Bogotá, Bratislava, Bristol, Brussels, Bucharest, Budapest, Casablanca, Cologne, Dubai, Duesseldorf, Edinburgh, Frankfurt, Funchal, Geneva, Glasgow, Hamburg, Hong Kong, Istanbul, Johannesburg, Kyiv, Leipzig, Lima, Lisbon, Ljubljana, London, Luanda, Luxembourg, Lyon, Madrid, Manchester, Mexico City, Milan, Mombasa, Monaco, Moscow, Munich, Muscat, Nairobi, Paris, Podgorica, Poznan, Prague, Reading, Rio de Janeiro, Riyadh, Rome, Santiago de Chile, Sarajevo, Seville, Shanghai, Sheffield, Singapore, Skopje, Sofia, Strasbourg, Stuttgart, Tirana, Utrecht, Vienna, Warsaw, Zagreb and Zurich.

For the purpose of this legal opinion, we have examined and relied solely upon the following documents:

(a)	an electronically received copy of an extract relative to the Company, dated 31 July 2021 (the "Extract") from the trade register (handelsregister) of the Dutch Chamber of Commerce (Kamer van Koophandel) (the "Trade Register");

(b)	an official copy of the notarial deed of incorporation (akte van oprichting) of Immatics B.V., dated 10 March 2020 (the "Deed of Incorporation"); and

(c)	an official copy of the notarial deed of conversion, dated 1 July 2020 (the "Deed of Conversion"), containing the current articles of association of the Company (the "N.V. Articles of Association").

In connection with such examination and for the purpose of the legal opinion expressed herein we have assumed:

(i)	that at the time of the issuances of the Registration Shares, the Company’s authorized capital will be sufficient to allow for the issuances;

(ii)	that the Registration Shares, if and when issued, will be accepted by their subscribers in accordance with all applicable laws (including for the avoidance of doubt, Dutch law);

(iii)	that the Registration Shares will be validly paid up at the time of the issuances;

(iv)	that the Registration Statement will have become effective by the United States Securities and Exchange Commission in the form as reviewed by us on 31 July 2021;

(v)	that the Registration Shares shall be issued and any pre-emption rights in connection therewith shall have been excluded, pursuant to resolutions validly passed by the corporate body (orgaan) of the Company duly authorised to do so;

(vi)	that the issue price for any Registration Share shall at least equal the aggregate nominal value thereof, any conversion, exchange or exercise price of other securities shall at least equal the aggregate nominal value of the underlying Registration Shares, and any such issue, conversion, exchange or exercise price shall have been satisfied in cash and shall have been received and accepted by the Company ultimately upon the issuance of the relevant Registration Shares and, where relevant, the Company shall have consented to payment in a currency other than Euro;

(vii)	the genuineness of all signatures on all original documents of the persons purported to have signed the same;

(viii)	the conformity to their originals of all documents submitted or transmitted to us in the form of photocopies, electronically or otherwise, and the authenticity and completeness of such originals;

(ix)	that the Deed of Incorporation and the Deed of Conversion are valid notarial deeds (notariële aktes) and that the contents thereof are correct and complete;

(x)	that the N.V. Articles of Association are in full force and effect;

(xi)	that any and all authorisations and consents of, or other filings with or notifications to, any public authority or other relevant body or person in or of any jurisdiction which may be required (other than under Dutch law) in respect of the Registration Shares have been or will be duly obtained or made, as the case may be;

(xii)	that any Registration Shares issued in connection with the conversion, exchange or exercise of other securities shall be issued pursuant to a valid conversion, exchange or exercise of such securities in accordance with their respective terms;

(xiii)	that no Registration Shares or other securities in connection therewith shall be or have been offered to the public (aanbieden aan het publiek) in the Netherlands;

(xiv)	that no petition has been presented to nor order made by a court for the bankruptcy (faillissement) of the Company and that no resolution has been adopted concerning a statutory merger (juridische fusie) or division (splitsing) involving the Company as disappearing entity, or a voluntary liquidation (ontbinding) of the Company;

(xv)	that, at the date hereof, the information contained in the Extract truly and correctly reflects the position of the Company as mentioned therein;

(xvi)	that, at the date hereof, the Company is not included on the consolidated list of persons, groups and entities subject to EU financial sanctions (the "Sanctions List");

(xvii)	that, at the date hereof, the directors of the Company are not subject to a director's disqualification (civielrechtelijk bestuursverbod) under the laws of the Netherlands;

(xviii)	that the Company has not been dissolved (ontbonden), merged (gefuseerd) involving the Company as disappearing entity, demerged (gesplitst), converted (omgezet), granted a suspension of payments (surséance verleend), declared bankrupt (failliet verklaard), subjected to any other insolvency proceedings listed in Annex A of Regulation (EU) 2015/848 of the European Parliament and of the Council of 20 May 2015 on insolvency proceedings (recast), as amended from time to time, and no trustee (curator), administrator (bewindvoerder) or similar officer has been appointed in respect of the Company or any of its respective assets;

(xix)	without independent investigation, the accuracy of (a) the statements made (whether orally or in writing) by the officials of the Trade Register and the District Court of Amsterdam regarding the correctness of the information contained in the Extract, (b) the information obtained through http://www.rechtspraak.nl ("Rechtspraak.nl"); and

(xx)	that the website https://webgate.ec.europa.eu/europeaid/fsd/fsf correctly reflects the Sanctions List.

In support of the assumptions under (xv), (xvi) and (xviii), we have carried out the following investigations. The office of the bankruptcy registrar of the District Court of Amsterdam has confirmed to us by telephone today at 9:15 CEST that the Company has not been declared bankrupt (in staat van faillissement) and has not been granted a suspension of payment (surséance van betaling). Furthermore, we have obtained a confirmation through http://www.rechtspraak.nl, derived from the segment for EU registrations of the Central Insolvency Register, that the Company is not registered as being subject to insolvency proceedings. The Trade Register has confirmed to us by telephone today at 9:14 CEST that the Company has not been dissolved at the initiative of the Dutch Chamber of Commerce and that no resolution to dissolve, merge (juridisch fuseren) or demerge (splitsen) the Company was filed. In the same telephone call, the official of the Trade Register confirmed to us that no amendments in the registration of the Company occurred in the period from the provision of the Extract to us through the date and time hereof. Moreover, in support of the assumption under (xvi), we have carried out an online search today at 9:11 CEST https://webgate.ec.europa.eu/europeaid/fsd/fsf showing that the Company is not included on the Sanctions List. We have not investigated any matter that is the subject of an assumption made in this legal opinion other than as set forth herein.

We express no opinion as to any law other than the laws of the Netherlands in force at the date hereof as applied and interpreted according to present duly published case law of the Dutch courts. No opinion is rendered with respect to any matters of fact, anti-trust law, market abuse, equal treatment of shareholders, financial assistance, tax law or the laws of the European Communities, to the extent not or not fully implemented in the laws of the Netherlands.

In this legal opinion, Dutch legal concepts are expressed in English terms and not in their original Dutch terms. Where indicated in italics, Dutch equivalents of these English terms have been given for the purpose of clarification. The Dutch concepts may not be identical to the concepts described by the same English terms as they exist under the laws of other jurisdictions. Terms and expressions of law and of legal concepts as used in this legal opinion have the meaning attributed to them under the laws of the Netherlands and this legal opinion should be read and understood accordingly.

This legal opinion is strictly limited to the matters stated herein and may not be read as extending by implication to any matter not specifically referred to. Nothing in this legal opinion should be taken as expressing an opinion in respect of the factual accuracy of any representations or warranties, or other information, contained in any document, referred to herein or examined in connection with this legal opinion, except as expressly stated otherwise. For the purpose hereof, we have assumed such accuracy.

Based upon the foregoing (including, without limitation, the documents and the assumptions set out above) and subject to the qualifications set out below and any facts, circumstances, events or documents not disclosed to us in the course of our examination referred to above, we are, at the date hereof, of the opinion that:

(i)	The Company has been duly incorporated as a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) and is validly existing as a public company with limited liability (naamloze vennootschap) under Dutch law.

(ii)	When issued, the Registration Shares will have been validly issued, fully paid and will be non-assessable.

The opinions expressed above are subject to the following qualifications:

(A)	The opinions expressed above may be affected or limited by (i) any applicable bankruptcy, insolvency, fraudulent conveyance (actio pauliana), reorganization, suspension of payment and other or similar laws affecting the rights of creditors generally (including set off) in any relevant jurisdiction including but not limited to Sections 3:45 et seq. of the Dutch Civil Code and Sections 42 through 51 of the Dutch Bankruptcy Code (Faillissementswet) relating to fraudulent conveyance and (ii) any reconstruction, arrangement, compromise or private restructuring plan in connection with the Act on Court Confirmation of Extrajudicial Restructuring Plans (Wet Homologatie Onderhands Akkoord).

(B)	A court applying the laws of the Netherlands may: (i) at the request of any party to an agreement change the effect of an arrangement or dissolve it in whole or in part in the event of unforeseen circumstances (onvoorziene omstandigheden) of such nature that do not, according the standards of reasonableness and fairness, justify the other party to expect the agreement to be maintained unchanged; (ii) limit any claim for damages or penalties on the basis that such claim is deemed excessive by the court; and (iii) refuse to give effect to any provisions for the payment of expenses in respect of the costs of enforcement (actual or attempted) or unsuccessful litigation brought before such court or tribunal or where such court or tribunal has itself made an order for costs.

(C)	Pursuant to Section 2:7 of the Dutch Civil Code, any transaction entered into by a legal entity may be nullified by the legal entity itself or its liquidator in bankruptcy proceedings (curator) if the objects of that entity were transgressed by the transaction and the other party to the transaction knew or should have known this without independent investigation. The Dutch Supreme Court has ruled that in determining whether the objects of a legal entity are transgressed, not only the description of the objects in that legal entity’s articles of association is decisive, but all (relevant)circumstances must be taken into account, in particular whether the interests of the legal entity were served by the transaction. Based on the objects clause contained in the N.V. Articles of Association, we have no reason to believe that, by issuing Registration Shares, the Company would transgress the description of the objects contained in the N.V. Articles of Association. However, we cannot assess whether there are other relevant circumstances that must be taken into account, in particular whether the interests of the Company are served by issuing Registration Shares.

(D)	Pursuant to Section 2:98c of the Dutch Civil Code, a public company may grant loans only in accordance with the restrictions set out in Section 2:98c of the Dutch Civil Code, and may not provide security (zekerheid stellen), give a price guarantee (koersgarantiegeven) or otherwise bind itself, whether jointly and severally or otherwise with or for third parties (zich op andere wijze sterk maken of zich hoofdelijk of anderszins naast of voor anderen verbinden) with a view to the subscription or acquisition by third parties of shares in its share capital or depository receipts. This prohibition also applies to its subsidiaries. It is generally assumed that a transaction entered into in violation of Section 2:98c of the Dutch Civil Code is null and void.

(E)	If a party is controlled by or otherwise connected with a person, organization or country that is currently the subject of sanctions by the United Nations, the European Community or the Netherlands, implemented, effective or sanctioned in the Netherlands under the Sanctions Act 1977 (Sanctiewet 1977), the Economic Offences Act (Wet op de economische delicten) or the Financial Supervision Act (Wet op het Financieel Toezicht) or is otherwise the target of any such sanctions, the obligations of the Company to that party may be unenforceable, void or otherwise affected.

(F)	The term “non-assessable” has no equivalent legal term under Dutch law and for the purpose of these opinions, “non-assessable” means that a holder of a Registration Share will not by reason of merely being such a holder, be subject to assessment or calls by the Company or its creditors for further payment on such Registration Share.

This opinion is rendered to you for the sole purpose of the filing of this opinion as an exhibit to the Registration Statement to be submitted by the Company on the date hereof, to which filing we consent under the express condition that:

(i)	we do not admit that we are within the category of persons whose consent is required within Section 7 of the Securities Act of 1933;

(ii)	any issues of interpretation of liability arising under this legal opinion will be governed exclusively by the laws of the Netherlands and be brought exclusively before a Dutch court;

(iii)	this legal opinion is subject to acceptance of the limitation of liability as mentioned on the first page of this letter;

(iv)	we do not assume any obligation to notify or to inform you of any developments subsequent to the date hereof that might render its contents untrue or inaccurate in whole or in part at such time; and

(v)	this legal opinion is strictly limited to the matters set forth herein and no opinion may be inferred or implied beyond our opinion expressly stated herein.

Yours faithfully,

/s/ CMS Derks Star Busmann N.V.